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                                    RJR Nabisco, Inc.
                              Quarterly Investors Meeting
                                    February, 1, 1996
                                      New York City


              Video: Huntley R. Whitacre speaking to an audience. Behind Mr. Whitacre is a slide and to his right is an overhead projector.

              Audio: Voice of Huntley R. Whitacre, Senior Vice President, Investor Relations


              I thank you all for coming here this morning. As usual, I will review the quarter, say a few words about the year. And then turn it over to our guest speaker, which as you know is Andy Schindler, who is president and CEO of our domestic tobacco operations.

              This was a timely period to have Andy come and talk to you. Because really, the domestic tobacco side of our business was the standout in a year which was essentially disappointing. And I'll talk about some of the pluses and minuses in just a second for the year.

              But I think Andy had a very good year. And I think that this is a good time to make sure that Andy is known to you and Andy communicates to you what he has on his mind for this very important segment of our business. What I want to do first is talk about 1995 accomplishments.

              [Display of Slide 1]*

              * All slides are attached hereto in Appendix A.

              Because there were a lot of accomplishments. I think if you read the newspapers and you see some of the things that are being said in the newspaper, you sort of lose sight of the fact that this company is very active in trying to accomplish a lot of different things. Some more successfully than others, obviously. But nevertheless, it's not for lack of trying to do things.

              We always try to do things. And I think if I put a list of activities of this company up since the LBO, I would match that list of activities against anybody's activities, any corporation. But obviously there are a lot of issues and problems that this company has had to deal with. In looking at this list of accomplishments for 1995, the Nabisco IPO is the first one that I've put on that list.

              We have freed up Nabisco. Is it a prisoner? It's not a prisoner per se. Sure, there are restrictions on Nabisco, in





              terms of what it can do, in terms of acquisitions. It has some limitations on making acquisitions for stock, some. Not a total restriction on doing acquisitions for stock.
              But it is a separate company. It has a separate board. It's got its separate balance sheet which we set up during the year. Of course, in this audience today are a lot of analysts who cover Nabisco and a lot of investors who own the stock. And there's a direct rapport between the Nabisco management and those investors. So we have unburdened Nabisco and we've given it identity.

              And it is free to do what it wants to do. It's not controlled by the minds of corporate at RJR Nabisco. It's run by John Greeniaus and I think all of you who know John Greeniaus appreciate the fact that John Greeniaus is a superb, superb manager. So Nabisco has been freed up. And of course, our reason for freeing it up in that manner, even though we were restricted in trying to free it up totally, we wanted to give it its own identity.

              And we wanted to establish some value for that great food asset, which we of course have done quite successfully. Nabisco is performing well in the marketplace. Its earnings in 1996 look very positive, and I'll talk a little bit more about that later. But we have given a clear valuation to Nabisco. Which you are free to use in trying to value RJR Nabisco.

              KKR Exit. We sometimes forget that this company had KKR as its primary owner. KKR was on our board. KKR owned half of our stock. We don't talk about that anymore. It's gone, it's done, it's out. The risk is no longer with us. But remember, that they had half of our stock. And you as investors took over that stockholding earlier this year.

              There is a tremendous burden on the marketplace with absorbing all those shares. We can't forget the impact of those shares on the marketplace and the performance of the stock, certainly earlier in the year. We established a dividend... $1.50 dividend, which on a full-year basis will absorb $400 million of our cash.

              $1.50 dividend, the stock has close to five percent yield, and as you know, we plan to raise that dividend. But we did establish a dividend in 1995 first time. RJRT strengthened its management, strengthened its full price trends. And I'm not going to talk about that. That's what Andy Schindler is going to talk about. So we're just going to wait to listen to him on that one.

              Tobacco International. As you know they relocated their headquarters. Now they're in Geneva. I'm anxious to get over there and see those people. But Geneva is where 75 percent of the business we do internationally is done. We're





              integrating this headquarters operation, where the business is done, we're closer to the markets. We think it's a better way to organize that business.

              There are going to be cost savings that come out of that reorganization. And at the same time there are going to be some tax advantages that we will get in 1996 and 1997, going on out. We have a new CEO for our international tobacco business. And it's my plan to have that new CEO at this meeting three months from now. So Pierre de Labouchere is the 41-year-old who is running our international tobacco business.

              He's been with us for 15 years. It's time to bring him forward and have him talk to you about the great prospects for Tobacco International. And I mentioned renewed growth on the slide. Because as you know, in 1995, we did have problems with the sort of geographic split of our international tobacco business where we had areas of volatility. We also were faced with some price competition, price wars in Puerto Rico. Canada was somewhat of a disappointment. But we turned a lot of that around as we went into the fourth quarter. And one of the messages that we send to you as we talk here today is that the fourth quarter volumes were up eight percent. Earnings were up four percent.

              And we're heading into a period where the comparisons will get better in the Tobacco International business. I can't avoid the dig, apparently, just reading from the newspaper, that our Tobacco International business was the fastest volume grower in the fourth quarter among the major tobacco companies. Apparently, Philip Morris grew one percent in their volume, probably a year over year kind of distortion situation. But we were up eight percent. Just wanted to let you know.
                                 [LAUGHTER FROM AUDIENCE]
                           (MALE VOICE FROM AUDIENCE: "We got it.")

              Got it. Food. And new product successes. I'll mention a few details in just a minute when I get into some of the numbers. But this is a terrific new product machine.

              Sixty-eight percent of the new products that we identify are exceeding our expectations. As you know, our new product definition is products introduced in the prior two years. So 1994, 1995, we categorized those. And we make assessments of how we're doing with those new products against expectations.

              And our analysis is that 68 percent of those products are doing better than expectations. And only 18 percent are below expectations. I think that's a terrific measure. Not all of those products are going to survive, naturally, but this company generated some terrific new product successes in





              1995 at some expense. But it's a base for profits as we go forward.

              They made several acquisitions and they'll continue to make some acquisitions. We're working on some at this point. But they tend to be the modest kinds of acquisitions. I don't think anybody feels that Nabisco is hindered from making a multi-billion dollar deal. I don't think any of you think that's what Nabisco is trying to achieve or needs to achieve.

              I think rather most people feel that what Nabisco is looking for in acquisitions are the fill-ins, the add-ons in the international side, and perhaps some niche acquisitions in the domestic side. But this is not a company that is looking for a major new area of growth, and therefore needs to have the freedom to make a major multi billion dollar acquisition.

              That's just not the strategy of Nabisco. It's a new product focused company, in areas that we feel we've got a lot of room to grow with. Competitive climate, of course, is sort of the key words for the things that were bothering Nabisco in 1995. Earnings were up in 1995. But fourth quarter was flattish.

              The competitive conditions with Keebler, with Fisher. Businesses whose parents were selling them, the throes of exiting the business were an additional challenge, as you might say, to the company, as they went through 1995. Those companies have found new owners. And we think with the new owners that the businesses will operate in a more profitable way. And we're excited about what that means for improving selling prices and margins in the biscuit business and nut business in 1996.

              Corporate. Corporate downsized. I may not be thinner this year, but our corporate headquarters is thinner. We downsized our corporate headquarters from some 200 down to about 75 people. Does this sound like entrenched management? No, it's a corporate group that says we decentralize, we give a lot of power out to the operations. But we did downsize.

              We issued TOPrS. As you know, we had the Series B, the preferred, which was costing us something like ten percent after tax. But we exchanged that security for those TOPrs securities. And we get tax deductibility for the TOPrS interest. And we remove the preferred dividend, which is earnings friendly.

              So we issued the TOPrS. Of course, we created a new bank credit agreement as the year progressed, and corporate was very important in the bond exchange offers that occurred during the interim mid year. John DeLucca is here, who worked actively on that deal. And we give John a lot of credit.





              Earnings. I say a good fourth quarter. Earnings were disappointing, as you know all. Obviously we come here every quarter and we sort of give you a report card of how we're doing. And I will tell you that the report card I think for the fourth quarter this year was a much better report card. Our earnings were up.

              They were up 13 percent, 60 cents versus 53. And I would tell you that that is, I'm not saying 13 percent, but the momentum is clearly that we will see favorable comparisons as we move into 1996. And we expect 1996 to be up. So those are just some of the accomplishments. [Display of Slide 2] I'm really going to go very quickly on the numbers. Because I do think that you've had a chance to look at the numbers.

              The conference call earlier this year talked about the numbers ad nauseam. Perhaps that's my reflection of taking two days on conference calls to talk to you about Nabisco first and then RN. And I sort of feel my voice drones on. I hear myself at night talking, as I would over a telephone. Not pleasant. What I wanted to identify for you on this chart is not so much the tobacco business, because Andy's going to talk about the domestic side.

              Obviously the four percent revenue increase for the year on tobacco international was positive, although earnings were down somewhat for the year, for tobacco international. What I wanted to mention to you was that for food, for Nabisco, that the new products that we measure were over a billion dollars. I think most of you know that we were targeting a billion dollars for new products for 1995.

              John Greeniaus has talked about that. The number that we achieved was a billion 0-67 ($1.067 billion). Which is 19 percent of our sales. In other words, business generated in the last two years represents 19 percent of our sales dollars in 1995. I mentioned the 67 percent of that exceeds their expectations and only 18 percent are below expectations.

              Breakfast bars. Our whole breakfast snack initiative, which we did in 1995, we went national in the second quarter, beat our plan by 41 percent. So we were extremely pleased with the reception of that product. And our market share is holding very steady. Even as we increase the pricing level to get the margins into that business. As you know, we introduced the product line at somewhat of a price advantage over the existing products.

              We had some product uniqueness as well. But our program has been to raise the margin to get more profit out of the business, and we were making good progress in the fourth quarter in doing that. So the swing in profits in our breakfast bar business, going into 1996, some 30, $35 million that John Greeniaus has talked to you about, is being





              achieved as we look at what the success is in the fourth quarter, in getting our margins to a more proper level.

              LifeSavers. Speaking of new products as being repositioned, you know, we've talked about that for a long time. We were only in 15 percent of the country, and giving people this longer roll, in December we went to 40 percent of the country, 40 percent more. And then we'll finish up this national roll out in the first quarter.

              So I think you're going to begin to see some better figures for LifeSavers as we go forward. The turns we get with the larger value rolls, is almost double what the turns were for the smaller roll. So this approach to giving more value to the consumer seems to be hitting a very positive chord with the consumer. So we think this is an answer for the trends in LifeSavers hard roll candy.

              And I mention that, because it says that management has done a good job in analyzing the problems of a very old product, this LifeSavers roll and addressed what they think are the real issues. And it seems to be turning that business around. And it's good to turn around businesses that have been around for a long time.

              OCC, for the full year, was down one percent. And that's not particularly good. But I wanted to segue from the full year data of that sort to just the fourth quarter, [Display of Slide 3] because all of a sudden, you start to see a little more life in the numbers. A little more life in the numbers. Am I making a point? Well, I hope so. Sales were up seven percent. That's a little bit more life in those numbers.

              And OCC is up five percent, not down one. Up five percent. That's great. That's better. I know you wanna see better quality earnings. You want to see it driven by the OCC line. You don't want to see it driven by interest expense, although hey, we'll take it any way we can get it. But five percent up in OCC, it's a good trend, and that we expect will continue. Domestic tobacco was up slightly. Tobacco international was up five percent.

              Food was down one. And corporate was better. The corporate benefit had $16 million for corporate in the quarter, is the run rate for corporate headquarters. So you can use that kind of run rate going forward. The $50 million for the prior year reflected some employee programs which we disclosed at that time, that boosted that number as well as a larger sized corporate group.

              I did want to take a little time for the fourth quarter to go through the other lines. [Display of Slide 4] Operating income rose seven percent. Interest expenses at $236 million were essentially flat. But the point there is that included





              in the interest expense of $236 million is $23 million for TOPrS. TOPrS came in on the fourth quarter. TOPrS will therefore be incrementally additive to the interest expense line for 1996.

              TOPrS full year expense is $95 million. We've taken $23 of that in the fourth quarter. Incrementally, we've got $72 million to go in 1996. But 236 is probably a good run rate for our interest expense. Maybe a little bit more than that as we go into 1996. We did $900 million in interest expense in 1995.

              We'll probably do about $940 million in 1996. So I just want to try to integrate for you, the fact that this interest expense number will go up because of TOPrS. The things we did to actually save us money after tax. But for the full year, we'll be up some. But there will be net savings as you look at the fact that the preferred dividends come down sharply for 1996.

              Tax rate. This is all normalized by the way. What I'm showing you are numbers for the fourth quarter that exclude the restructuring charges. I decided that I would show you the set of numbers, because the press release shows you the other numbers.

              You're welcome to look at the press release and see the impact of the restructuring charges. But I'm showing you continuing earnings. So I hope you appreciate that this continuing earnings excludes the restructuring charges. Other expense was not significantly different for the quarter. The tax rate was 43.2 percent, slightly lowered. Minority interest, of course, was a feature. That's the Nabisco minority interest. A feature for this quarter wasn't in the prior year.

              Because we weren't public with Nabisco at that time. And now you start to see on the preferred dividend line that seven million dollars was the preferred dividends for the quarter. Down from the $29 million of the prior year. This is where you're starting to see the benefit of doing the TOPrS, while the TOPrS adds to the interest expense, there's the tax deduction.

              But you see that very sharp decline in preferred dividends. So there's a nice trade off there, after tax, on the TOPrS versus the preferred dividends. $126 million is the goodwill add back. Again, I re-emphasize the fact that we have a lot of goodwill and trademark amortization that burdens our reported numbers. For a full year, the goodwill amortization is $512 million.

              That's $1.55 a share. I tell people, I am willing to have my salary paid out of that. It's good stuff. I can pay a





              mortgage with that trademark and goodwill amortization stuff. Added back, it's cash that we have. It's what we earn. The accountants, though, put a little bracket around it and say it's called trademark and goodwill amortization.

              But our earnings for 1995 on a cash earnings basis, the add back of this trade mark and goodwill was $3.85. It's all real money. It's good money. It's money that we can use for dividends. We can use for other corporate purposes, and we'll come to that a little bit later. [Display of Slide 5] This will sort of tee up Andy a little bit. Hopefully not tee him off. I mean, this is to be teed up.

              Domestic tobacco for the year, their total volumes were down five percent, but clearly the savings side was where the penalty was. Tobacco International was up slightly at one percent. Nabisco's volumes for the year, this is U.S. volumes, were up four percent. We at Nabisco only do the U.S. piece for volume. Actually our volumes are up much more strongly than that, if you take a look at the international side of the picture.

              But our friends at Nabisco don't like to capture that. I'll just give you a few volume comparisons for the U.S.
              operations, because I think it's sort of interesting. Fleischmann's volumes were up 24 percent. They still would have been up without the Parkay acquisition. It would have been up a couple of percent.

              But Fleischmann's was up 24 percent for the year. Biscuit was up six percent for the year. The analysts, of course, tend to look at crackers and cookies, and tend to look at breakfast bars and separate the two. But one has to remind oneself that the Biscuit is clearly getting into a new area of the grocery store. This is Biscuit's thrust.

              Biscuit's volumes as a business unit were up six percent. Very strong volume growth. If you want to look at just at the cracker and cookie business alone, the volume growth there was essentially flat. For the fourth quarter, however, volume growth in the cracker side was up eight percent. Dollars were up eight percent. Volumes were up six percent.

              So crackers strengthened as the year progressed. Cookies didn't get that strengthening. Cookies, there's more new product activity in the marketplace which held back our volume trends in the cookie side of the business. But overall, Biscuit volumes were up terrifically. I'm going to have to watch my time here. Food service up nine percent.
              Strong volume for the year. Especially up two percent, excluding Ortega. Strong volume gains. LifeSavers was even.
              But I think you're going to see LifeSavers begin to improve as this program we have to regenerate-- you know what I mean-- get that program going-- [LAUGHTER FROM THE AUDIENCE]





              (Male voice from the audience: "Reinvigorating")-- reinvigorating these analysts is going to help the volume comparisons for LifeSavers. Canada up nine percent in volume. Good strong figures. Brazil, despite the fact that Nabisco doesn't provide this number publicly, Brazil up 16 percent. Not bad.

              Planters down seven percent. We know the problems with Planters. See, I've gotta keep track of which stack I'm using here. Hold on. [Display of Slide 6] For the fourth quarter, the only point I would make here, and I think Andy will make it too, is that we were very pleased with our full price performance. Savings trends were more modest. Down six percent rather than the down 12 that the earlier slide showed you.

              Tobacco International up eight percent. U.S. volumes up seven percent in the fourth quarter. A stronger picture for volumes for Nabisco. [Display of Slide 7] The old earnings per share slide. Probably the only company in the world that has to show this kind of a slide where we want to identify what the preferred dividends were for the quarter and shares outstanding so that you can calculate the earnings per share number.

              Seven million dollars is the preferred ESOP subtraction for the fourth quarter. Ninety-eight million dollars for the 1995 full year. We going forward, will have $31 million next year instead of the 98. Thirty one million dollars. I know on the conference call I may have confused you, only because I made a misstatement. But $31 million is what I meant to say to Fred's question about what will be preferred dividends for 1996.

              Thirty-one million dollars is that number. That includes the three million for the ESOP Preferred tax benefit that we had back. Three hundred and thirty point five million dollar shares. A little higher, because the price of the stock, having moved up somewhat, the treasury method of accounting says that we have more shares outstanding. So 330.5 million shares is the shares outstanding that we will use for our numbers.

              [Display of Slide 8]

              Cash flow highlights. Had a lot of questions about Capex for 1995. Capex came in at $744 million. Of that, $512 million was food. The balance was tobacco. Principally, tobacco international. $513 million dollars.

              Foods-- Capex were up rather meaningfully for the year. They were up from $455 million in 1994. So, Food is the major user of Capex and this company. Working capital had a significant outflow. A lot of this, is, of course, timing.





              But specifically, the two items that were working against us in 1995 had to do with receivables, which were strongly up in Nabisco, and that reflects the fact that December was very strong.

              So, receivables were up strongly at the end of the year for-- for Nabisco. And inventories were up rather meaningfully for Tobacco International. Interest payments. That's really a timing factor. And also, the fact that our interest costs for the year were lower. Dividend payments, $599 million. Okay. I-- I think you oughtta know the breakdown of this number. Because a lot of you like to assess our capability for paying dividends, and what's-- what's ongoing. And let me tell you how that number breaks down, because I think it's good information to have.

              The PERCS dividend is $160 million. As you know, that's also the same number for 1996. May of `97, PERCS go away. The preferred B dividends in 1995 were $98 million. The ESOP preferred dividends were $14 million. There's $15 million in Nabisco dividends that are included in the $599. $15 million. That's the piece that's paid to the 20 percent shareholders. And the common dividend was $312 million.

              Now, the common dividend that I talked to you about is just a three quarter number. 1996, we'll have four quarters of that. Plus, we'll have a higher number. But $599 million is how that breaks down. Free cash flow works out to $348 million. Free cash flow is what we have available for debt repayment, acquisitions, et cetera. And the food business was $132 of that $348. RN stand-alone, excluding the food business, was $216 million.

              [Display of Slide 9]

              Okay. Coming down to the end. Looking at the net debt. We get a lotta questions about net debt. Net debt, of course, is after we subtract out the-- the cash. For Nabisco, $4.3 billion, down from $5.4. RN stand-alone, $5.3 billion. And these balance sheets are separate, so that's why we break it out like that. RJR Nabisco supports the $5.3 billion. Nabisco supports the $4.3. From a-- from an equity standpoint, $4.2 billion is the Nabisco equity, and

              $7.9 for RN stand-alone. The debt numbers that I was showing you do not include the-- the TOPrS. The TOPrS-- add another $950 million.

              [Display of Slide 10]

              Last slide. Outlook. I'm not gonna give you any earnings forecast. I really do like to stay away from earnings forecast. But, we're gonna focus on the fundamentals. The-- the fundamentals are what's going to be the-- the resource,





              for paying more dividends. For measuring growth in earnings that the stock price will reflect. For paying out more cash to-- to shareholders for doing stock buybacks, for making acquisitions. You gotta focus on the fundamentals. We-- we shouldn't forget that.

              And the only reason I come back to you with that is that financial engineering, of course, is what's in the news, about how to unlock shareholder value. We're gonna work on that, too. But we gotta focus on the fundamentals. And I think you, as investors, and as analysts, want this management team to be working on the fundamentals. And yes, spending some time on financial engineering. But if you don't have the fundamentals, what good does financial engineering do to you?

              We're gonna grow in volume. I think we've got a pretty good volume story. Tobacco International is headed for, I think, a very strong volume year. After a disappointing 1995.
              Their marketing dollars, that they'll have available to them. Because of the restructing they're re-- going through. They'll have marketing dollars available to pursue their programs. And this is a large market. Philip Morris has been very successful. No reason we shouldn't be very successful too, in this market, as we have been. We're gonna grow that Tobacco International volume very strongly in 1996.

              Food, as you know, is going to have a very good volume year. They've got that momentum in new products. Andy's gonna talk to you about the-- the domestic side, so I don't wanna take-- take his thunder. Obviously with volume growth, you're gonna be strengthening your market positions.

              But this is a very fundamental approach. You-- you-- you've gotta address what consumer needs and wants are. You've gotta be exploring new opportunities for your business. You will strengthen your market position as a result. Obviously, you're only gonna do this is if you can grow your earnings. And-- we wanna grow our earnings. Could we grow more rapidly in 1996? Perhaps. But there's always a balance. And you've gotta remember the balance that's important. There's a balance between what you do today and what you do tomorrow. And we're trying to work that balance so that we can be attractive as a stock, but still fund growth that's important for this business longer term.

              And I think the-- the final message for 1996 is that you're gonna hear us talking more about cash flow. And what we can do with the cash flow. And, I think, if Steve Goldstone were here, talking to you about this business, one of the changes, one of the new views he has of this company is how to use the free cash flow for the betterment of our shareholders.





              As you know, Mike Harper had a-- had a history of using cash flow to make acquisitions. We think that while acquisitions that offer a high return are the things that we would like to do with our money, we're realistic in saying that we're not sure that you have that kind of acquisition out there available to us. We think, as we listen to our shareholders-
              - and we do listen to our shareholders. That there's an interest in more dividends. There's interest in stock buyback programs. And we're gonna con-- be considering, as we go through this year, what we can do on both measures, to-- to a-- ensure that our shareholders are happy and-- and satisfied with what we're trying to do with the business.

              As I said over the conference call, the cash flow opportunities appear to be growing and developing as we look at 1997. 1996 is a year when we've-- essentially identified what we're gonna do with most of our cash flow. But as we look at 1997, that's when we see some opportunities developing for cash flow that we haven't spoken for yet. And I know a lot of our shareholders are beginning to speak up about, "What are you gonna do for us with that cash flow?" Well, we're gonna provide you an answer as the year progresses.

              That's what I wanted to review with you. [Mr. Whitacre removes the slide and turns the projector off.] And with that review, I wanna turn this over to Andy Schindler. And I've got Andy's bio, which he doesn't know I have. But he probably should have assumed that I have it. But, Andy was named CEO in June of 1995. June of 1995. In May of 1994, Andy was named President and Chief Operating Officer of Domestic Tobacco. Prior to 1994, Andy went through a series of jobs. Actually, one of those jobs landed him with a food company in Parsippany, New Jersey. But-- wasn't there for very long, Andy. I don't know what happened. (LAUGHTER) But-- he-- he was a-- a--

              (ANDY SCHINDLER'S VOICE:  "I got a phone call.")

              You got a phone call. Okay. He was too valuable up north-- down south, there. He's been in various operations, from managing plants to operations, to personnel, to managing the business. And he went to Franklin and Marshall. Got his BA there. And has a Masters in Business from the Wharton School of the University of Pennsylvania.

              For those of you who have heard Steve Goldstone recently. Steve has said, "Gosh, you guys oughtta go and visit Andy. Andy's doing a terrific job." Well, we thought we'd bring Andy up here, so you don't have to go down to Winston, and introduce you to Andy Schindler, who's doing a great job. Andy? It's over to you.





              Video: Andrew Schindler speaking to an audience. Behind Mr. Schindler is the slide screen and to his right is an overhead projector.

              Audio:  Voice of Andrew Schindler, CEO, R.J. Reynolds Tobacco
                      Company

              Mark Cohen, I was talking to, before we got started, in the meeting. And he said, "Are you ge-- are you ready to dazzle us?" And I said, "No." I said, "That's not on my agenda. I mean, ultimately this room will be dazzled when we have earnings growth, growth in equity based share of market. Strong brands. That's when dazzle happens." So, my mission here today isn't to dazzle anybody, but to tell you-- you know, how I-- how I see this business. Issues we're focused on. What we're trying to do about it. And my confidence in terms of our ability to be a strong-- number two in this business. So, if that leads to dazzling, fine. But that's not what this is all about.

              Let me-- before we get into, you know, the details of this, let me give you a little insight into some of the things, in particular, one that we kind of-- let me turn this off for a second-- got into this year. It'll give you a little insight, perhaps, in how we're approaching this business, and the various issues that we have. Along about-- it was early May, mid-May, somewhere in that period. I gathered up, you know, a few of the key Marketing people. And we locked ourselves in a conference room. And the rules were, we can't bring any data into this room. We can't bring in mountains of data where we're gonna sit here and sort of explain things to ourselves in a way using data that makes a problem feel better.

              We're gonna go into this room. We're gonna take-- and we have lots of data. And the other rule was, if we need data, to resolve a difference of opinion, we can send out for it. So, we went in there with black flip charts. Actually, over a period of about ten days, in and out. And all we did was, very simple. We put up on a flip chart, the brand. Whether it's Winston, or Camel, or Salem. Doral. With all of our brands. One by one. We said, "Okay. Let's talk about the brand positioning of this brand. Strengths and weaknesses." And when I use the term, "positioning," which you'll hear me use quite a bit as I talk to you this morning. I'm not ta-- just talking about the image side of the equation. I'm not just talking about what you see manifested in advertising and the image side. I'm also talking about the combination in positioning of the image of your brand, and its product difference. That makes positioning.

              And we worked our way through-- through each of these brands.
              Very honest, open, candid assessment.  Another rule we had in





              that room is simple language. You know. Think like Ernest Hemingway wrote. So, it was a very candid, honest assessment.

              After that, we broke out into small teams. And went out, and spent time with people-- some people that-- are outs-- obviously, outside of the company. Knew something about the tobacco business. Perhaps interacted with us over the years. Interacted with people that really, we never spend any time with. Who are just observers. In different industries. You know, the movie industry. Entertainment industry. People in different kinds of businesses. And sat with them, and talked to them about how they saw this business. How they saw the tobacco industry. What were their views of it. How did they see Reynolds Tobacco Company inside of that. Really branching out, trying to free our minds from old paradigms and biases, and reasons, and excuses, and all that sort of stuff, to really get a handle on where our strengths were, where the opportunities were, and where we could move.

              Out of that whole process, one of the most interesting comments we had from these people that we went to and talked to in small teams, was that their perception of the tobacco industry was that it was boring. And I'm gonna tell you, that is not a description of this industry that I would have expected to hear. Nor is it one that I-- being in it, that I particularly feel is accurate. It is not boring.

              But their view-- and they weren't-- you know, they weren't thinking about all these external issues, and lawsuits. They were just looking at how this very large, very profitable industry behaves in the marketplace. And from their point of view, what they saw is an industry that continued to do in the '90's, many of the same things that were done in the '70's and the '60's. The advertising looks the same. There hasn't been any significant product innovation in the-- you know, perhaps last 15 or 20 years. The only-- you know, advertising campaign that they said at all represented, in their minds, any creativity, was the Camel campaign.

              This was a real eye-opener to us. It forced us to not just look at ourselves, but the opportunities. And here are a bunch of people telling you, in a highly profitable business, and industry, everybody's approaching it the way you did 20 years ago.

              And so we looked at other categories. Other opportunities. We did a lot of things last year, but that was an eye-opener to all of us. And you'll see-- I wanted to share that with you, cuz you'll see some of that reflected in-- some of the things I show you today.

              [Mr. Schindler turns the slide projector on.] The end of the day, what-- [Display of Slide 11] what are we trying to do?





              We will be a strong number two. There's a difference between being number two, and being a strong number two. We, I, recognize-- and I think this is important. Perhaps this is a subtle point. But it's important for us, in this business, to recognize where we sit, relative to our competition. It is an absolute fact that Philip Morris has one brand that's bigger than our whole company. And it's important for everybody in Reynolds to understand that. And to forget about history. To forget about the fact that it used to be number one. And recognize where you are in this game.

              We're also an organization that sits with very strong resources. You know, a lot of words have been used over the last few months about the goal in tobacco is to stabilize-- earnings. Stabilize share. Stabilization of earnings and share, on a continuum over time, is not a winning strategy. Is not a strong number two.

              I've got a little weekend hobby. It's rock climbing. I don't know if anybody in here does that. But, s-- the notion of stabilization in this business is a little bit like rock climbing, where you get on a hold while your in your climb, and you decide that you can stay there. Or imagine that you can stay there. You can't. The longer you stay in a position, the more you will weaken yourself. And ultimately, you will fall. So, the name of the game is climbing. And the name of the game in th-- in this game, is climbing. And the name of this game is strong number two. And a strong number two, to me, is that you grow market share.

              And I'm not talking about buying market share. That's not the game. You can't buy market share. You have to have brands that have strong equity base in them. That deliver something to the consumer other than the best price at a given point in time when they go in the store. So, I'm talking about market share that's based on equity. I'll talk about two brands that I believe we have that with very strongly today. Camel and Doral. We have to get more. And I believe we can do that.

              Out of that, you then have positioned yourself to say, with a certain degree of confidence inside yourself, that you can grow your earnings and cash flow over time. And out of that, you will add shareholder value. You know, my game is the fundamentals. Hunt talked at the end of his about financial-
              - you know, re-engineering. That isn't my game. What anybody figures out relative to what's best for this company, out of that portion of the equation, that's their responsibility. Mine is to add shareholder value by being a strong number two. Growing market share with equity based brands, leading to the ability to increase earnings and cash flow predictably over time.





              Now, you know, Hunt, early on in his presentation said, that we had a very good year (COUGH). I don't know. Everybody has their different word-- I think we strengthened ourself in 1995. But a very good year-- [Display of Slide 12] I would say, we will-- I will stand in front of this room and say, "We've had a very good year," or "an outstanding year," when we know we have strength in our equity positionings and our brands, and we are capable of growing our earnings in a confident manner over time.

              So, I think we've had a good year. I think we've demonstrated the potential that we have. But I wouldn't, personally, say "very good" yet. With all due respect to Hunt. We've got bigger challenges. I know we've seen these-
              - gone over these numbers a million times. In terms of total volume, $123.5 billion, down five percent. Full price, at $77.3, down one percent. With the exception of the gyrations that went on with-- you know, pre- and post- price rollback in `93 and so forth, this is absolutely one of the best years we've ever had in terms of holding on to full-price volume.

              The big decline came in-- in the savings volume. I'll talk about Doral in a minute. But that-- that decline in savings was a decision on our part, that if we're going to be strong in the savings business, it isn't going to be by spending a lot of resources defending a whole lot of brands whose only reason for being in the marketplace, or defending them broadly, is that they have the best price in the store on a given day when a shopper goes in the store, or consumer goes in the store.

              That we're saying that ultimately, in that savings business, your strength comes from having equity based brands in there. And Doral is our-- our strong brand in that. And has performed very well. So, even though you have an overall down of 13 percent in savings, we're looking at just under ten percent growth on Doral during this same period. And I'll talk more about that in a minute.

              In terms of the fourth quarter, we had $30.6 billion, up one percent in total. Down six, in terms of savings. With about a 12 percent growth in that same period on volume for Doral. Which is fairly significant, given the-- very intense competitive activity on full-price during that same quarter. Full price volume up-- five percent. Again, a continued growth on Camel, and a bit of a stabilization on Winston-Salem. Very strong performance in the fourth quarter in the face of a lot of competition. Net sales down two percent full year, up five percent fourth quarter. OCC, as you know, 1420. Down two percent-- for the year. Up one percent in the fourth quarter at 298.

              [Display of Slide 13]





              It's a little bit of a busy chart, but. Full price for the year, down 2/10, at 17.3. Full price for the fourth quarter up a tenth. I think, the most significant thing about full price-- we held full price share for three of the four quarters last year. Most of this 2/10 decline occurred in the first quarter.

              Camel grew at a healthy rate of 3/10 of a percent for the year. It's actually a little bit over that. And for the fourth quarter, at 5/10. Again, I wanna emphasize that is significant, because there have been many periods in the past. Some periods, where we have had volume improvement in a given period on full price, but lost share. This is a case where, with full price being extremely competitive, Marlboro especially c-- strong in terms of their m-- marketplace activity, with Camel hanging in there and demonstrating significant-- capability.

              Winston and Salem, for the year. Winston down 2/10 of a share point. Essentially stable over three quarters. The last few quarters of the year. Down 1/10 in the fourth quarter. Salem essentially flat for the whole year.
              Savings. Share, down 8/10 of a point. Basically, all of that driven off of all other savings, with Doral for the year up 7/10 of a share point, and 5/10 and the fourth quarter. For a total-- loss of one share point for full year, and one also, in a quarterly comparison, the fourth quarter.

              [Display of Slide 14]

              Let me just expand a little bit on how we are focused on the marketplace. Today, I believe, we have-- and we all believe, we have two strong equity based brands. Back to my original comment about a strong number two. Where you are delivering something to the consumer that goes beyond just whatever. A promotion, or a discount, as an important time. Those two brands are Camel and Doral. So, we are very aggressively focused on growing those brands, and strengthening their position in the marketplace. And I think the results this year demonstrate our capability to do that.

              With regard to Winston and Salem, it is to in a disciplined fashion, defend those brands in the marketplace. And I say disciplined. I'm not talking about just taking money and throwing at it. But knowing your best use of dollars. Where, by market, controlled fashion, and disciplined fashion, defending those brands, while we work very aggressively on finding re-positionings for those brands.

              I'm gonna talk about three ideas that we're testing in the market right now. I-- under the category of, you know, unmet opportunities in the marketplace. Three that are out there.
              In other words, to identify and evaluate and exploit these opportunities. Moonlight Tobacco Company, some of you may





              know about. Carolina Gold. Moonlight is full price. Carolina Gold and Hogshead are two ideas that we're testing, in branded savings category. For the balance of the portfolio, is its disciplined defense. Taking it -- you know, all of these brands tend to have pockets of where they're stronger. We know where those pockets are. Concentrating our resources on those brands in those pockets. In a disciplined fashion. (CLEARS THROAT)

              The last point here, on the marketplace focus, are trade programs. To be a strong number two. You know, most of the questions I get over time tend to deal with the brand side of the equation. But there is a very significant competitive battle going on in the marketplace with regard to retail presence.

              We are very focused on that issue. We have made great strides over the last year in terms of improving our trade programs relative to wholesale distributors, and also to retail, in order for us to maintain an effective platform that we can work off of, and-- as we strengthen our brands, and move to grow our business.

              [Display of Slide 15]

              Camel. I think Hunt mentioned this. Fastest growing full price brand last year. Total volume up ten percent. Camel X Regular or Camel filter styles up 14 percent. Accelerated share gains. The full year, as I mentioned before, is up 3/ 10 versus 1994. In the fourth quarter, up 1/2 a share point. Again, I would re-emphasize the fact of the-- of the very strong activity in the marketplace from competitors. It's significant that we were able, into the fourth quarter, to continue the strength in Camel. It's a very good sign.

              [Display of Slide 16]

              For 1996, going forward. We have an aggressive and focused marketing plan. When I use the term aggressive, that is not a surrogate for, "We're gonna spend extraordinarily increased amounts of dollars on this brand." (COUGH) It's aggressive and discipline.

              One of the issues we've had over the last couple years, even though we knew we had equity in Camel, is that for one reason and the other, we almost started approaching this brand from almost the defensive standpoint in the marketplace. We became very reactive. We underestimated what competition was gonna do. We would then react in the middle of the year, and we did not go into a year fully devoted, with a well thought out offensive plan. That's what we have in 1996. There are three, in fact, four-month periods in the year, where we have our offensive plan in place for Camel. Fully integrated through advertising on billboards, print media. Point of





              sale. Continuity programs such as Camel Cash. Same theme for each of those-- through that whole mix, for each of the-- three periods.

              Also-- and I wanna show you a couple of the ad executions. And I'll come back to an idea we're just now getting into, which is a micro approach called Red Kamel. [Display of Slide 17] But with regard to Camel. This-- this is an execution back on the landscape, both in billboards and print, that is currently up, and will-- and I think this does sort of answer questions we've had from the press over time, is "Have you gotten rid of Joe Camel? Have you buried him?" And I think that says we haven't. (COUGH)

              [Display of Slide 18]

              These executions which you will see over the next few weeks popping up-- there's two of them here. This is the-- the first theme period, which comes under the heading of "The Rocking Road Show." And we have executions, motorcycles, cars, various settings. This happens to be two of them. This is fully integrated down through the entire marketing mix. The-- continuity program. Camel Cash-- will be on the theme of the Rocking Road Show, which is where the whole theme will be communicated to consumers. And some very interesting opportunities in there for people that wanna-- participate in the continuity of Camel Cash.

              [Display of Slide 19]

              Let me talk about Red Kamel. Cuz I know this is something that-- nobody in this room knows anything about. A little bit later, I'm gonna talk about Moonlight Tobacco Company, which is our-- you know, micro approach. Which no one in the cigarette category has done in terms of the analog with-- microbreweries in the beer business.

              But, as we got into that. As we got into this creative process, we started to look at Camel. The-- Red Kamel is an actual, real legacy to Reynolds. It was a brand that existed in 1913, in the early days of Camel. There were two Camels on the marketplace. One was Camel with a C, as you know it today, and the other was Red Kamel. Red Kamel, eventually, was pulled from the market.

              The uniqueness of Camel is the mystique, the unusual nature of the brand. The mystique of the pack. And we start looking, is there an opportunity here to take a mass marketed brand, and micro-extend its positioning? Fun, cool, hip, and irreverent. With a whole unique approach in terms of something that emanates out of that brand. I'm not sure I know of anyone-- in fact, I don't know of anyone, who's taken a mass-marketed brand, and was able to extend its equity with





              a micro approach. Camel is very unique. And it's one in which we-- think we have this opportunity.

              It's also-- and explain a little bit about our process. There are certain ideas, when you're dealing with repositioning on Winston, for example, or on Salem, where you-- you are involved in-- in the very rigorous marketing research, quantitative, qualitative research. The size of the issue. The size of the bet.

              There are other ideas as we approach opportunities in the marketplace, that say, "This kind of makes sense." We gather people together. We look at it. We critique it. We say, "This makes sense." You have two choices. You can go through a long process of marketing research that could take anywhere from a year and a half to two years, or you can say, "Let's go to the market, in a very tight, disciplined, restrained way. Get it in very limited distribution, and find out if this thing has any legs." And that's the approach on Red Kamel. And later I'll talk about Moonlight in the same way.

              So, Red Kamel will start appearing within the next few weeks, in trendy bars and restaurants in New York, in L.A., in Dallas, and San Francisco. It will not, in the next few weeks, appear in any retail outlets. It will be in those locations. The notion here is seed and spread. The notion is momentum marketing. After a few weeks, depending on how that goes, it would then start to appear in outlets around those locations.

              [Display of Slide 20]

              You're not gonna see-- you'll-- you'll see this on a display in one of these trendy bars and restaurants. There will be eventually, a little bit of advertising. But it's not the typical, blanket a market with advertising. It's very low profile. Very under the wire. And the hope here is for people to be enticed by the brand, by the curiosity of it. And people talk about, and they go seek it out. Which is very much what happens in other categories.

              It's hard to see. Perhaps afterwards, if you wanna get a closer look. It's very unusual. The brand name is Red
              Kamel. This is the Camel Lights pack. It's entirely different than the full flavor. Entirely different-- two different pack designs. And it's-- meant to be eye catching. Meant to engage you on contact with the display, as opposed to beating you over the head with a lot of advertising. So, that's the idea that we're taking into the-- see if we can get some legs under it, with extending the equity on Camel.
              We also have some other ideas we're working with with Camel, relative to product, and line extensions, which I don't-- really don't wanna talk about yet today. But we think that





              if anything, with Camel, the bottom line here is-- is-- as well as-- as it is doing, it is an under-exploited equity, that we think we can accelerate its growth.

              [Display of Slide 21]

              Doral. Volume up ten percent in `95. Share up 7/10 versus `94. There are two, in my view, well, two big savings brand. Branded savings, that have equity built into `em. One is Doral. The other is Basic. It is our belief-- if you go back prior to the price roll-back, the name of the game in the savings business, when it was growing, and you had $.90 to $1.00 a pack gap between full price and-- and lowest, that a consumer was going into a store, and it was the deal of the day. And the savings segment grew to 36, 37 percent of the market in a matter of a couple years. And it was strictly, who could out-discount the other guy.

              Since the price roll-back, this marketplace has been essen-- sentially stabilized at a 70/30 split, plus or minus 1/2 a share point at any given time period. And-- and consumers in the savings segment, we estimate 75 percent of them are interested in a more typical approach to buying a cigarette. That they want some equity in that brand, and not simply shopping for the deal of the day, as pre-- price rollback.

              So, we have, our positioning on Doral as the true friend of the value-oriented-- smoker. It has a very strong retail presence. It's an integrated marketing approach from billboards, print, to continuity programs, to promotions. We have our direct marketing effort of Doral and Company. In the advertising, we talk about the Doral difference. A premium taste guarantee.

              [Display of Slide 22]

              I've got sort of a potpourri of-- some ads, some direct mail pieces, where we, also, in this whole positioning, feature not models in these ads. But the people that you see in these ads are either real Doral smokers, or people that actually work at our Tobaccoville facility that make the product. And this is, I think, based on the performance in Doral this year going up 7/10, continuing to grow in the fourth quarter, in the face of full price activity, has demonstrated the strength of this positioning that we think we can leverage and continue to grow this brand based on equity, not simply discounting in the marketplace.

              [Display of Slide 23]

              Winston and Salem basically held share.  [Display of Slide
              24] Just to show you graphically. Through three quarters of the year. I think that's one of the longest periods that I can remember where that has happened on Winston and Salem.





              [Display of Slide 23] The essential reason for this is very disciplined, tactical defense of these brands with regard-- to benefiting from-- our price-- effective management of our price gap strategy. And our price gap strategy is to maintain a certain difference between full price and branded savings. But it's broken by market, where you target your dollars into those markets that are most responsive to that strategy. So in markets where you-- you really don't benefit from that, you back off a little.

              It's a highly disciplined process. We have constant control, and-- and review of how we're doing against it, versus in times past, there'd be periods where we would sort of be-- not out there in terms of being competitive. And then there would tend to be over-reaction. We're in a very disciplined-
              - position right now, in the-- in the market. And how we manage our tactical defense of these brands. Also, these brands have benefited from an increased presence as a function of our trade programs. And that we-- that I mentioned earlier.

              The issue here is, can you find meaningful positionings to-- provide strong equity into Winston and Salem, so that you can establish a basis for converting smokers and building those brands over time. And a lot of-- you know, I had a question with a group several months ago, was, "Do you really think this can be done?" You know, my answer to that question is, Camel, first of all, was in a 20 year decline prior to its repositioning efforts. And has overcome 20 years of that to be a very fast-growing full price brand at this point. So I think the potential is there.

              It has to do with finding the essential positioning strength, both in terms of values and-- image potential, on-- both of those brands, and establishing some significant product difference. We have a considerable amount of work going on on both of these brands. I cannot share that with you, for obvious reasons. It is-- but I can tell you, from my experience with the company, it is the most focused and aggressive effort we have ever brought to these two brands.

              We have-- a couple ideas on Winston that we're working with, going through qualitative and quantitative research. The same on Salem. One of the things we have learned, as I told you that little story in the beginning, is that if you are going to differentiate yourself in this market and attract smokers, what you do has got to get attention. Has got to be unique. It has got to be different. You cannot "Me, too," this thing, in a model that was created 20 years ago. So that's driving all of our efforts.

              What you're most likely to see this year would be somewhere in mid-year, us testing some of these ideas in certain





              markets-- around the country.  You will not see, as far as I-
              - you know, view the problem right now, a national relaunch of either of these brands. This is a very-- you know, complicated and difficult but solvable problem in my point of view. Because both of these brands are large. Both of these b-- brands have underlying strength. But when we start spending, we're gonna do it because we believe we have really got something, and cracked a code. And that means, in 90 percent of the cases, you better be testing it before you just follow some marketing research and unleash lots of dollars in the marketplace. So that's our discipline on Winston and Salem.

              [Display of Slide 25]

              Just a little bit about Moonlight. This is an idea one of our marketing people came up with. Has seven distinctive brands. It's in three-- metro markets. New York. And a couple of people mentioned-- to me today they have seen some of these brands. It's New York, Chicago, and Seattle. Been out there about-- three or four months now. it's a very, as I alluded to earlier, very customized marketing. Below the wire. Limited advertising. Seed and spread, momentum type of thing. Very limited distribution. And let me show you the-- displays. [Display of Slide 26] I think there's some display and product.

              There are seven brands. You can get a closer look out in the lobby. We have Metro, City, Jumbos, a product that has no name on it. It's a bee. People call it "bees". I had one person say to me, "Why doesn't-- why didn't you put a name on bees." We do. We have a symbol. Politix. That's in Chicago. (LAUGHTER) I figure no matter what happens to this idea, Politix should have a pretty good year in Chicago, given the election year. And North Star.

              And-- and what you find in-- in-- in a market, is you will find three or four of these brands. You will not find all of them. So, Politix, that's in Chicago. It is not in New York. It is not in Seattle. There are very-- let me back up a little. We-- when I first saw this idea. When I-- you know, I drink imported beers and micro-beers. When I saw the idea, I said, "God, I know what this is." The question is, will anybody buy cigarettes the way they buy beer?

              No one's ever done this. So, we looked at it, and we said, "All right. We have two choices here. We can go down a path of research, marketing research, qualitative and quantitative. Probably consume a couple years. Or, we can take this idea as quickly as possible, in very limited distribution, to one or two or three markets, and let's see what happens." And that's what we did. So, from the moment that the idea was first conceived til we actually landed in the market. Going through the whole process of designing the





              display.  Getting the advertising.  Getting confirmed on the-
              - the seven different brands. You know, all of that. I think there's only six of-- yeah, we're missing one. Sedona is the one that's missing. Was about six months.

              So, we went completely outside the system. The notion here is, get it in, limit it. My view of this is that we would probably have spent almost as much researching this thing for two years as we would just going to the market and finding out. So this idea in terms of-- the guy that dreamed this up, his name is Dirk Kerman, went very clean from his concept right to the market.

              And-- one of the first things we found out was, everybody said, "Well, you know, we'll get-- we're gonna get some press on this." And I said, "Well, I prefer not to have any press. I would rather get into the market, not get articles in the newspaper." I can see it now. We always get negative articles. They'll say, you know, "Reynold's messing around with PT boats while aircraft carriers are sinking," or whatever. I mean, (LAUGHTER) I was not very optimistic about what might happen in the press. Everybody said, "Well, this is gonna be kind of hard to hide, so let's-- you know, get our story together."

              And the story we have is exactly what happened. We got an article out of the Chicago Tribune that was positive. I mean, it talked about the brand as though it was-- a consumer product. There wasn't anything about cigarettes, and all that sort of stuff. Talked about how creative the idea was, and all this sort of stuff. Then we got one in the New York Times. CNN did a-- I think it was a 20 or 30 minute story.
              I mean, it just kept happening. Dirk Kerman won some award from Brand Week as one of the neat up and coming marketing people. I kidded him that you can become an up and coming marketing person before you've actually sold any cigarettes. (LAUGHTER)

              And-- anybody that encountered the idea, you know, sort of got excited about it. The anecdotal information is unbelievable. I've never seen anything like this. First thing we learned is, you can have fun in this category. Whatever happens to this idea, you can have fun in this category. Cuz that's exactly how everybody who encountered the idea, approached it. Okay?

              So far-- and that's something we didn't know. That's something, I would guess-- I would guess, in our company, and maybe some of our competitors, is no one has set an opportunity is to engage people in fun in the product. This is a full price brand. This did not have buy some's. It did not have the normal trial sort of activity. Just went out there, here's the display. Trendy bars and restaurants and outlets around that. We have had-- two market reads. And





              as-- you know, I say in the slide, the early-- results are encouraging. And encouraging to the point-- and this whole discipline is, you get positive results, you then decide how to move forward in a disciplined fashion. You don't, you kill it. And go try something else.

              The results at this point are very encouraging. We've got a lot to learn about this idea. What-- what's-- is it novelty? Are people adopting brands? How much of this is Moonlight? Do y-- is Moonlight the strength? Do you rotate brands in and out of that? A la Pete's Wicked Ale, where they maintain the brand name, but they alter the product?

              But right now, it's very encouraging. Very exciting. Hopefully there's an opportunity here. But certainly, we have learned a lot more out of this than we would have had we killed the idea or-- researched it for several years. Our research is real time in market.

              [Display of Slide 27]

              A couple other ideas. In savings. To me, the ultimate strength that you have in your business relative to savings is the degree that you have equity in the brands that you're playing with in that category. Equity means, ultimately you can get a higher margin than if all you have is the lowest price at any given point in time. We have two tests. One is Carolina Gold, and the other is Hogshead. Carolina Gold is in Pittsburgh, and Hogshead is in Austin. The objective here is branded, undiscounted savings. To see if we can find opportunities to have additional brands or brand in the savings category that has equity, as we have in Doral.

              [Display of Slide 28]

              First one is Caroline Gold, which is in Pittsburgh. [Display of Slide 29] And this is some of the advertising that has gone with this. It's a-- it's a quality product. With a sort of nostalgia, tongue in cheek approach to the positioning and the advertising. Says, "The bright leaf flavor is taking off." There's a-- and there's a gang of people that got together. They took great flavor and made it fly. They have a DC-3. This is a fictional world, where they deliver the product-- you know, out of this DC-3, parachute it into your store.

              So you go into an outlet, you'll see a dis-- you know, some point of sale hanging from the ceiling with a-- with a parachute and a crate. The floor displays are crates aligned as though the product is actually shipped in a crate. So, you have a very good product. Good product name. And a fun, nostalgic approach to marketing it.
              Again, same approach on Moonlight, only this is in branded savings. Go into the market. Restrict the distribution.





              See if you have any legs on it. If you do, continue on. If you don't, kill it, try something else.

              [Display of Slide 30]

              Hogshead. Two styles. Lights and Full Flavor. [Display of Slide 31] Some of the introductory advertising. "Hogshead, not for the marrow-- not for the narrow minded. Too wide to hide." This is in Austin, Texas. Quality product. But fun, and irreverent. Playing on the icon of the hog's head on the pack, and the design of the pack which you-- can't see too [Display of Slide 30] well, replicates a hog's head, which tobacco still is shipped in somewhat, and used to be all in something called a hog's head. A big circular wooden crate that tobacco was-- container that tobacco was shipped in.

              A similar situation with Moonlight. We have early market reads. Looks favorable. We're now in the process of deciding, you know, what do we do next, and continue to read it. Creative, unique, different, attention-getting. That's the approach.

              [Display of Slide 32]

              In closing, we think there are opportunities to capitalize on. We have an intense focus on-- on earnings. On cash flow. On getting to position where we can confidently grow those. On building shareholder value. I believe we have sound strategies in terms of working with our existing strong brands. Defending Winston and Salem. Searching for repositioning, that I believe we will get to. Defending the balance of the portfolio. Solid execution. Improvement in our trade program. Strengthening of our sales organization. A relentless control of our cost structure. Relentless control. We have to do that in order to-- deliver earnings, in order to have money to invest in ideas as we develop them.

              And to continually have a flow of creative ideas. This is not a game where if you have one idea, you bet the farm. Silver bullet kind of thing. You have-- if you want to succeed on two or three, you better have five or six or seven or eight or nine or ten, in a disciplined fashion, that are moving through the system. That's the way-- we're approaching this business. That's it.






              [RJR Logo]
                                      Slide 1


                                 1995 ACCOMPLISHMENTS

                   . Nabisco IPO.

                   . KKR Exit.

                   . Dividends.

                   . RJRT - strengthened management, full price trends.

                   . TI - relocated HQ, new CEO, renewed growth.

                   . Food - new product successes, acquisitions,
                     competitive climate.

                   . Corporate - downsized, TOPrS, new bank credit
                     agreement.

                   . Earnings - good Q4






         [RJR logo]
                                     Slide 2

                                    FULL YEAR
                                    HIGHLIGHTS


                                  Key Financial Data
         ($ Millions)                            1995             1994          % Change
                                                 ----             ----          --------

            Net Sales
               Domestic Tobacco                  $4,480           $4,570           (2)
               Tobacco Int'l                      3,234            3,097            4
               Food                               8,294            7,699            8
                                                 ------           ------           --
                 Total                           16,008           15,366            4

            OCC
               Domestic Tobacco                  $1,420           $1,450           (2)
               Tobacco Int'l                        730              755           (3)
               Food                               1,129            1,112            2
               Corporate                            (64)             (73)          12
                                                 ------           ------
                 Total                            3,215            3,244           (1)
         /TABLE

         [RJR logo]

                                       Slide 3

                                   FOURTH QUARTER
                                     HIGHLIGHTS

                                   Key Financial Data
         ($ Millions)                  1995             1994          % Change
                                       ----             ----          --------

            Net Sales
               Domestic Tobacco        $1,125           $1,075            5
               Tobacco Int'l              849              822            3
               Food                     2,350            2,147            9
                                       ------           ------           --
                 Total                  4,324            4,044            7

            OCC
               Domestic Tobacco        $  298           $  294            1
               Tobacco Int'l              270              198            5
               Food                       344              348           (1)
               Corporate                  (16)             (50)         N/M
                                       ------           ------
                 Total                    833              790            5

         /TABLE

         [RJR logo]
                                      Slide 4

                                    FOURTH QUARTER
                                      HIGHLIGHTS

                                   Key Financial Data
         ($ Millions)                    1995             1994          % Change
                                         ----             ----          --------

            Operating Income             $  674           $  630            7
            Interest Expenses              (236)            (237)           -
            Other                           (33)             (29)         (14)
                                         ------           ------
            IBT                             405              364           11
               Tax Rate                    43.2%           44.0%
            Net Income                      230              204           13
            Minority Interest               (23)               -            -
                                         ------             ----
            Net Income                   $  207           $  204            1
               Less Pfd. Dividends           (7)             (29)         N/M
                                         ------           ------
            Adjusted Net Income             200              175           14
               Goodwill Amortization<F1>    126              136           (7)
                                         ------           ------
            Cash Net Income              $  326           $  311            5


         1995 Excludes after-tax extraordinary losses related to debt repurchase and retirement.

         <F1>1995 Goodwill amortization net of minority interest
             component.

         /TABLE

         [RJR logo]
                                        Slide 5

                                        FULL YEAR
                                        HIGHLIGHTS

                                     Key Volume Data
                                           1995           1994         % Change
                                           ----           ----         --------
         Domestic Tobacco
            Full Price                     77.33          77.78          (0.6)

            Savings                        46.14          52.78         (12.6)
                                          ------         ------         ------

               Total                      123.47         130.56          (5.4)

         Tobacco International            179.00         177.00            1.1
                                         -------        -------         ------

         Total Worldwide Tobacco          302.47         307.56          (1.7)

         Nabisco                          U.S. Volume up 4%

         /TABLE

         [RJR logo]

                                         Slide 6

                                        FOURTH QUARTER
                                          HIGHLIGHTS

                                        Key Volume Data
                                           1995           1994         % Change
                                           ----            --          --------
         Domestic Tobacco
            Full Price                     19.38         18.41            5.3
            Savings                        11.24         12.00           (6.3)

                                           -----         -----           -----

               Total                       30.62         30.41             0.7

         Tobacco International             50.40         46.70             7.9

                                           -----         -----

         Total Worldwide Tobacco           81.02         77.11             5.1

         Nabisco                           U.S. Volume up 7%
         /TABLE

         [RJR logo]

                                        Slide 7

                                   EARNINGS PER SHARE


         ($ Millions)                    1995                 1995
                                       4th Qtr.             Full Year
                                       --------             ---------

         Net Income                        $207                 $857

         Less Pfd./ESOP                      (7)                 (98)
                                           ----                 ----

         Net Avail.                         200                  759

         Shares Outstanding                330.5                329.8

         EPS                               $0.60                $2.30
         /TABLE

         [RJR logo]
                                      Slide 8

                                  CASH FLOW HIGHLIGHTS

                                         1995                     1994
                                        -------                  -------

         CAPEX                          (744)                        (670)

         Working Capital                (316)                          27

         Interest Payments              (788)                        (986)

         Dividend Payments              (599)                        (395)

         Free Cash Flow                  348                          769
         /TABLE

         [RJR logo]
                                       Slide 9

                                      FULL YEAR
                                 COMPARATIVE HIGHLIGHTS

                                 Key Financial Data
                                            Dec. 31              Dec. 31
         ($ Millions)                        1995                 1994
                                            -------              -------

         Capitalization Breakdown
         ------------------------
         Net Debt
            Nabisco Holdings Corp.          $  4.3               $  5.4
            RN Stand-Alone                     5.3                  5.3
                                            ------               ------

               Consolidated RN              $  9.6               $ 10.7

         Equity
            Nabisco Holdings Corp. (100%)   $  4.2               $  2.8
            RN Stand-Alone<F1>                 7.9                  8.1
                                            ------               ------

               Consolidated RN<F2>         $  12.1              $  10.9

         <F1>RN Stand-Alone:  Excludes minority interest of $.8m; includes TOPrS of
             $.9m.
         <F2>Equity includes:  Minority interest $.8m and TOPrs $.9m.

         /TABLE

         [RJR logo]
                                         Slide 10

                                          OUTLOOK


         . Focus on fundamentals.

         . Grow volume.

         . Strengthen market positions.

         . Grow earnings.

         . Build cash flow/distribute to shareholders.





                                       Slide 11

                             RJR STRATEGIC OBJECTIVE:

                                       STRONG #2



         .    Grow Market Share -Equity Based

         .    Increase Earnings and Cash Flow

         .    Add Shareholder Value






                                  Slide 12

                             1995 PERFORMANCE:
               Full Year                                 Fourth Quarter
         1995          Vs. 1994                        4Q95        Vs. 4Q94
          123.5           - 5%          Volume         30.6            +1%

           77.3           - 1%        Full Price       19.4            +5%
           46.2           -13%          Savings        11.2           - 6%

         $4,480           - 2%         Net Sales     $1,125            +5%

         $1,420           - 2%          O.C.C.       $  298            +1%

         /TABLE

                                   Slide 13

                             1995 Performance:
                           Retail Share of Market

              Full Year                                  Fourth Quarter
         1995         Vs. 1994                         4Q95        Vs. 4Q94
         17.3%         -.2 pt.       Full-Price        17.4%        +.1 pt.

           4.5            + .3          CAMEL            4.6           + .5
           6.1            - .2         WINSTON           6.1           - .1
           4.1            - .1          SALEM            4.1            --

           9.8%        -.8 pt.         Savings          9.3%       -1.1 pt.

           5.2            + .7          DORAL            5.4           + .5

         27.1%        -1.0 pt.        Total RJR        26.7%       -1.0 pt.
         /TABLE

                                 Slide 14

                           RJR MARKETPLACE FOCUS


         .  Grow Strong Equity Brands

            - CAMEL and DORAL

         .  Defend/Reposition

            - WINSTON and SALEM

         .  Unmet Opportunities - Identity, Evaluate and Exploit

            - Moonlight, CAROLINA GOLD, HOGSHEAD

         .  Defend Balance of Portfolio

         .  Trade Programs - Strong #2





                                  Slide 15

                             Strong Equity Brands:

                                    CAMEL


         .    Fastest Growing FP Brand

              -    Total Volume Up 10%

              -    Filter Styles Up 14%

         .    Accelerated Share Gains

              -    Full Year Up. 3 point Vs. '94

              -    4Q95 Up .5 point Vs. 4Q94





                                       Slide 16


                                  Strong Equity Brands:

                                         CAMEL


         .    Agressive Marketing Plan

              -    Three 4-Month Events

              -    Integrated Advertising, Promotion

         .    Leverage Core Positioning

              -    "Micro" Approach

              -    RED KAMEL





                                  Slide 17

                             [Graphic material omitted:
                              Advertisement for Camel Cigarettes

                              This ad, which is used on billboards
                              and in print, shows a Joe Camel character lighting a cigarette with a Camel lighter.]





                                       Slide 18

                             [Graphic material omitted:
                              Two Additional Advertisements for Camel
                              Cigarettes

                              The theme of these two ads is "The Rocking Road Show." In the ad on the left, the Joe Camel character is smoking a cigarette while resting on a Camel motorcycle. This is set against an evening skyline of a metropolitan city.

                              In the ad on the right, there is a top-view of two male characters, both with cigarettes, on a deserted road in an open-top convertible. One of the male charcters is holding an open pack of Camel Lights, as if offering one to the viewer. In the background, a lighted Camel sign can be seen.]





                                       Slide 19

                                    [Slide 16 again]





                                       Slide 20

                             [Graphic material omitted:
                              Advertisement for Red Kamel Cigarettes

                              This ad displays a man leaning over a
                              machine.  The slogan of the ad reads:
                              "SURVIVED A 30-STORY FALL DURING CONSTRUCTION OF THE EMPIRE BUILDING. Loved Hot
                              Sauce. SMOKED KAMELS." Near the bottom of the ad, next to a picture of packages of Red Kamel and Red Kamel Light are the words, "Back for no good reason EXCEPT
                              THEY TASTE GOOD."]





                                       Slide 21

                                  Strong Equity Brands:

                                         DORAL


         .    Volume Up 10% in '95

         .    Share Up .7 point Vs. '94

         .    Effective "True Friend" Positioning

              -    Strong Retail Presence

              -    Direct Marketing - DORAL & Co.

              -    Advertising - DORAL Difference





                                  Slide 22

                             [Graphic material omitted:
                              Three Advertisements for Doral
                              Cigarettes

                              The ad on the left shows two men in front
                              of a Doral sign.  The ad says "WE BACK
                              EVERY PACK WITH OUR PREMIUM TASTE
                              GUARANTEE."   This quote is accompanied
                              by the signature of Joe, one of the men
                              in the picture. The ad also contains the Doral slogan "Discover The Doral Difference".

                              The ad in the center again displays the slogan, "Discover the Doral Difference". It contains a medley of photographs of Doral smokers and people who work at the Tobaccoville facility that produces Doral endorsing the product.

                              The ad on the right shows a photograph of a woman, Lisa, taking a carton of cigarettes out of her mailbox. The slogan is a quote from Lisa who says, "GREAT EXCHANGE RATE. A FREE CARTON FOR ONLY 10 PACK SEALS." This quote is accompanied by Lisa's signature.]





                                    Slide 23

                                  WINSTON AND SALEM


         .    Held Share for Most of '95

         .    Defending Tactically

         .    Underlying Strength

         .    Potential for Repositioning





                                  Slide 24

                             [Chart omitted:

                                  1995 Performance:

                                   Share of Market

                                  Winston    Salem

                        1Q94      6.41 %     4.30 %
                        2Q94      6.19 %     4.20 %
                        3Q94      6.31 %     4.13 %
                        4Q94      6.20 %     4.10 %
                        1Q95      6.02 %     4.02 %
                        2Q95      6.14 %     4.06 %
                        3Q95      6.14 %     4.06 %
                        4Q95      6.08 %     4.07 %]





                                  Slide 25

                             Moonlight Tobacco:


         .    Seven Distinctive Brands

         .    Three Metro Markets

         .    Customized Marketing

         .    Early Results Encouraging





                                  Slide 26

                             [Graphic material omitted:
                              Picture of Two Displays for Moonlight Tobacco Co.'s Products

                              The displays show six Moonlight cigarette products in their commercial packages. The brands displayed are: Metro Lights, City, Jumbos, North Star, Politix, and the "no-name" brand with an icon of a bee.]





                                  Slide 27

                             New Savings Brands:


         .    Address Unmet Wants

         .    Equity Based

         .    Began Test Market October '95

         .    CAROLINA GOLD - Pittsburgh

         .    HOGSHEAD - Austin





                                  Slide 28

                             [Graphic material omitted:
                              Display of Carolina Gold Cigarettes

                              This slide displays three unopened packs of Carolina Gold cigarettes. On the left, there is Carolina Gold Lights. In the center is Carolina Gold. On the right is Carolina
                              Gold Menthol.]





                                  Slide 29


                             [Graphic material omitted:
                              Two Advertisements for Carolina Gold Cigarettes.

                              The ad on the left shows four men in an airplane hangar dressed as aviators, near their old, propellor-powered airplane. The slogan reads, "They Took Great Flavor And Made It Fly. THEY STARTED WITH A CHOICE BLEND OF CAROLINA BRIGHT LOAF, ONE OF THE WORLD'S FINEST TOBACCOS. THEY TOOK AN AGING AND AN EVEN OLDER AIRPLANE. THEN, THEY TOOK THEIR GREAT FLAVOR...AND MADE IT FLY. THAT'S THE LEGEND OF CAROLINA GOLD. LANDING SOON AT A STORE NEAR YOU." The ad also displays a pack of Carolina Gold, with the words "SPECIAL FLAVOR. SPECIAL DELIVERY."

                              The ad on the right shows an old, propellor-
                              driven airplane flying over a runway and hanger.
                              The ad reads, "BRIGHT LEAF FLAVOR IS TAKING OFF.
                              FROM OLD FACTORY #12, AND AN EVEN OLDER AIRPLANE,
                              COMES THE DISTINCTIVE FLAVOR OF CAROLINA BRIGHT
                              LEAF TOBACCOS.  AND THE LEGEND OF CAROLINA GOLD."
                              It also displays a pack of Carolina Gold, with
                              the words "SPECIAL FLAVOR.  SPECIAL DELIVERY."]





                                  Slide 30

                             [Graphic material omitted:
                              Display of Hogshead Cigarettes

                              This slide displays two unopened packs of Hogshead Wides cigarettes. The pack on the left is Hogshead Lights, and the pack on the right is Hogshead Full Flavor.]





                                  Slide 31

                             [Graphic material omitted:
                              Two Advertisements for Hogshead Cigarettes.

                              The top ad displays the Hogshead icon (a hog's head) with the words "Not for the Narrow Minded."

                              The bottom ad is very similar, displaying the Hogshead icon with the words "too WIDE to HIDE."

                              Each ad in each slide contains a federally mandated surgeon general's warning.]





                                  Slide 32

                             Capitalizing on
                             Opportunities:


         .    Focus on Earnings, Cash Flow

         .    Sound Strategies

         .    Solid Execution

         .    Relentless Cost Control

         .    Creative Ideas